Exhibit 99.1

August 14, 2019

The Hartford Announces Pricing For Its Cash Tender Offers

Hartford, Connecticut – The Hartford announced today the consideration for each series of notes subject to its previously announced cash tender offer (the “Tender Offer”) for any and all of the outstanding aggregate principal amount of (1) the 5.125% Senior Notes due 2022 (the “Hartford Notes”) issued by The Hartford and (2) the 5.75% Senior Notes due 2023 (the “Navigators Notes” and together with the Hartford Notes, the “Notes”) issued by The Navigators Group, Inc. (“Navigators”). A separate offer is being made for each of the two series of Notes. Navigators is a wholly-owned subsidiary of The Hartford.

The consideration for each series of Notes per each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the Tender Offer, which is set forth in the table below, was determined in the manner described in the Offer to Purchase, dated August 8, 2019 (the “Offer to Purchase”), by reference to the applicable fixed spread specified for the series in the table below over the yield based on the bid side price of the applicable reference U.S. Treasury Security specified below for such series of Notes, as calculated by the Dealer Managers (as defined below) at 11:00 a.m., New York City time, on August 14, 2019. Holders whose Notes are purchased will also receive accrued and unpaid interest thereon from the applicable last interest payment date to, but not including, the settlement date. The Hartford expects to accept and settle Notes so accepted on August 19, 2019.

Title of Security	CUSIP / ISIN Number	Principal Amount Outstanding	Reference U.S. Treasury Security	Bloomberg Reference Page(3)	Reference Yield	Fixed Spread (bps)	Consideration
5.125% Senior Notes due 2022(1)	416518AB4 / US416518AB42	$800,000,000	2.250% UST due 4/15/2022	PX5	1.535%	45	$1,080.81
5.75% Senior Notes due 2023(2)	638904AB8 / US638904AB84	$265,000,000	2.875% UST due 9/30/2023	PX6	1.508%	50	$1,148.45

(1)	The Hartford Notes are obligations of The Hartford.
(2)	The Navigators Notes are obligations of Navigators and are not guaranteed by any other entity, including The Hartford.
(3)	The applicable page on Bloomberg from which the Dealer Managers quoted the bid side prices of the applicable Reference U.S. Treasury Security.

The Tender Offer is being made pursuant to the Offer to Purchase and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the Tender Offer.

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on August 14, 2019, unless extended (such date and time, as the same may be extended, the “Expiration Time”). Holders must validly tender and not validly withdraw their Notes before the Expiration Time to be eligible to receive the consideration for the applicable series of Notes.

The Tender Offer is conditioned upon the satisfaction of certain conditions, including the receipt of proceeds sufficient to fund the aggregate consideration (excluding accrued interest) for all Notes validly tendered and not validly withdrawn, from one or more debt capital markets issuances by The Hartford on terms reasonably satisfactory to The Hartford. Neither offer is conditioned upon any minimum amount of Notes being tendered or the consummation of the other offer. Each offer may be extended, terminated, or withdrawn separately.

Assuming that one or more such debt capital markets issuances is completed, The Hartford and Navigators currently intend to issue on August 19, 2019 notices of redemption in respect of their respective series of Notes. As of the time of this press release, The Hartford and Navigators have the right, but not the obligation, to redeem such Notes, and there can be no assurance that this redemption will occur. This press release does not constitute a notice of redemption under the respective indentures governing the Notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture.

The Hartford has retained Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC to serve as the dealer managers for the Tender Offer (the “Dealer Managers”). Credit Suisse Securities (USA) LLC may be contacted at (800) 820-1653 (toll free) or (212) 538-2147 and J.P. Morgan Securities LLC may be contacted at (866) 834-4666 (toll free) or (212) 834-8553.

The Hartford has retained D.F. King & Co., Inc. to serve as the tender agent and information agent for the Tender Offer.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery may be obtained from D.F. King & Co., Inc. by telephone at (800) 814-8954 (toll-free) or for banks and brokers, at (212) 269-5550 (Banks and Brokers Only) or by email at hig@dfking.com.

Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: www.dfking.com/hig.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offer. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any debt capital markets issuance.

About The Hartford

The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity.

The Hartford Financial Services Group, Inc. (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut.

Forward Looking Statements

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the conduct and consummation of the Tender Offer, any debt capital markets issuance and the potential redemption of the Notes. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2018 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update such forward looking statements or this release, which speaks as of the date issued.

Contact:

Media Contact:

Matthew Sturdevant

860-547-8664

matthew.sturdevant@thehartford.com

Investor Contact:

Sabra Purtill, CFA

860-547-8691

sabra.purtill@thehartford.com